Exhibit (a)(1)(LVIII)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)
FINAL CLOSE OF OFFER

1.	INTRODUCTION
Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) is pleased to announce, for and on behalf of Singapore Technologies Semiconductors Pte Ltd (the “Offeror”) that the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares, has closed as of 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007.
Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”).

2.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS
On 13 April 2007, the Offer for the Ordinary Shares, ADSs and Convertible Notes was declared unconditional in all respects by Goldman Sachs, for and on behalf of the Offeror, as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

3.	LEVEL OF ACCEPTANCES
3.1	Acceptances of the Offer. As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, the Offeror has received valid acceptances in respect of:
(a)	an aggregate of 945,785,049 Ordinary Shares (including Ordinary Shares represented by ADSs)(1), representing approximately 46.4 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(2) and approximately 40.2 per cent. of the maximum potential issued share capital of the Company(3), comprising:
(i)	582,750,309 Ordinary Shares(1), representing approximately 28.6 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 24.8 per cent. of the maximum potential issued share capital of the Company; and
(ii)	36,303,474 ADSs (which represent 363,034,740 Ordinary Shares), representing approximately 17.8 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 15.4 per cent. of the maximum potential issued share capital of the Company; and

(1)	Including 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company.
(2)	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,038,880,923 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 17 May 2007.
(3)	Unless otherwise stated, all references in this Announcement to “the maximum potential issued share capital of the Company” are based on the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised, being 2,352,638,684 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 23 March 2007.

(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$134,500,000.
As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, no acceptances have been received by the Offeror in respect of the Convertible Notes due 2008.
3.2	Ordinary Shares held as at the Offer Announcement Date. As at the date of the Offer Announcement on 1 March 2007 (the “Offer Announcement Date”):
(a)	the Offeror owned 711,978,050 Ordinary Shares and 25,000 ADSs, representing approximately 34.9 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs); and
(b)	parties acting or deemed to be acting in concert with the Offeror owned 182,000 Ordinary Shares, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(4).
3.3	Ordinary Shares acquired or agreed to be acquired after the Offer Announcement Date and up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007 (other than pursuant to valid acceptances of the Offer). Pursuant to Rule 12.1 of the Singapore Code on Take-overs and Mergers, Goldman Sachs, acting for the Offeror, wishes to announce that on 18 May 2007, the Offeror acquired 35,668,000 Ordinary Shares (other than pursuant to valid acceptances of the Offer), at a consideration of S$1.75 per Ordinary Share(5), representing approximately 1.75 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 1.52 per cent. of the maximum potential issued share capital of the Company. Between the Offer Announcement Date and 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror(4):
(a)	acquired or agreed to acquire an aggregate of 35,668,000 Ordinary Shares (other than pursuant to valid acceptances of the Offer), representing approximately 1.75 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 1.52 per cent. of the maximum potential issued share capital of the Company; and

(b)	have not acquired or agreed to acquire any ADSs or Convertible Notes (other than pursuant to valid acceptances of the Offer).
3.4	Aggregate number of securities. Accordingly, as at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire:
(a)	an aggregate of 1,693,700,099 Ordinary Shares (including Ordinary Shares represented by ADSs)(6)(7), representing approximately 83.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 72.0 per cent. of the maximum potential issued share capital of the Company, comprising:
(i)	1,330,415,359 Ordinary Shares(6)(7), representing approximately 65.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented

(4)	Information relating to the Ordinary Shares owned, acquired, agreed to be acquired or sold by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.
(5)	Excludes brokerage commissions, clearing fees and GST.
(6)	For the purposes of arriving at this number, we have not double-counted the 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company. Such Ordinary Shares were held by these parties as at the Offer Announcement Date and are included in paragraph 3.2 (b) of this Announcement.
(7)	In addition, we have deducted 2,000 Ordinary Shares held by parties deemed to be acting in concert with the Offeror as at the Offer Announcement Date as the 2,000 Ordinary Shares have been sold by the said concert parties in the open market.

by ADSs) and approximately 56.5 per cent. of the maximum potential issued share capital of the Company; and
(ii)	36,328,474 ADSs (which represent 363,284,740 Ordinary Shares), representing approximately 17.8 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 15.4 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$134,500,000.

4.	OPTIONS PROPOSAL
4.1	Final Close of the Options Proposal. Concurrent with the Offer, the Offeror has made a proposal to all holders of options granted under certain STATS ChipPAC share option plans (the “Options Proposal”). The Options Proposal has also closed as of 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007.
4.2	Acceptances of the Options Proposal. As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 18 May 2007, valid acceptances of the Options Proposal have been received (and not withdrawn) in respect of Options exercisable for 83,713,841 Ordinary Shares. The Options Proposal is subject to the terms and conditions set out in the letter from the Offeror to all Optionholders dated 16 March 2007, as supplemented by the letter from the Offeror to all Optionholders dated 9 April 2007, which are available on the website of the SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.

5.	RESPONSIBILITY STATEMENT
The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.
Issued by
Goldman Sachs (Singapore) Pte.
For and on behalf of
Singapore Technologies Semiconductors Pte Ltd
18 May 2007

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